Exhibit 33.1

NewStem Ltd.

Condensed Interim Financial Statements

As of September 30, 2022

(Unaudited)

NewStem Ltd.

Condensed Interim Financial Statements as at September 30, 2022

NewStem Ltd.

Condensed Interim Balance Sheets as of

(Unaudited)

	September 30	December 31
	2022	2021
	US$ thousands	US$ thousands

Assets

Current assets
Cash and cash equivalents	519	601
Prepaid share-based payment	-	771
Other accounts receivable	54	53
Total current assets	573	1,425

Non-current assets
Property and equipment, net	27	41

Total assets	600	1,466

Liabilities and shareholders’ equity

Current liabilities
Accrued expenses and other payables	87	127
Other liabilities	17	100
Total current liabilities	104	227

Non-current liabilities
Convertible financial instrument	112	134
Total liabilities	216	361

Shareholders’ equity
Ordinary shares	*	*
Additional paid-in capital	7,948	6,734
Accumulated deficit	(7,564)	(5,629)
Total shareholders’ equity	384	1,105

Total liabilities and shareholders’ equity	600	1,466

/s/ Ayelet Dilion Mashia
Ayelet Dilion Mashiah
CEO

Date of approval of the financial statements: November 2, 2022

* Represents an amount lower than $1 thousand.

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Operations for the

(Unaudited)

	Nine-month	Nine-month
	period ended	period ended
	September 30,	September 30,
	2022	2021
	US$ thousands	US$ thousands

Operating expenses

Research and development expenses	1,917	1,055
Less – grants and participations received	(183)	(90)
Research and development expenses, net	1,734	965

General and administrative expenses	210	163

Operating loss	1,944	1,128

Financial (income) expenses, net	(9)	4

Loss for the period	1,935	1,132

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Changes in Shareholders’ Equity

(Unaudited)

			Additional
			paid-in	Accumulated
	Ordinary shares		capital	deficit	Total
	Number of shares	US$ thousands	US$ thousands	US$ thousands	US$ thousands

For the nine - month period ended September 30, 2022

Balance as of January 1, 2022	158,696	*	6,734	(5,629)	1,105

Issuance of ordinary shares, net	2,647	*	800	-	800
Share based compensation	-	-	414	-	414
Loss for the period	-	-	-	(1,935)	(1,935)

Balance as at September 30, 2022	161,343	*	7,948	(7,564)	384

For the nine - month period ended September 30, 2021

Balance as of January 1, 2021	150,000	*	4,543	(2,999)	1,544

Issuance of ordinary shares in exchange of services, net	8,696	*	1,952	-	1,952
Share based compensation	-	-	154	-	154
Loss for the period	-	-	-	(1,132)	(1,132)

Balance as of September 30, 2021	158,696	*	6,649	(4,131)	2,518

* Represents an amount less than $1 thousand.

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Cash Flows for the

(Unaudited)

	Nine-month	Nine-month
	period ended	period ended
	September 30,	September 30,
	2022	2021
	US$ thousands	US$ thousands

Cash flows from operating activities

Loss for the period	(1,935)	(1,132)

Adjustments required to reconcile loss for the period to net cash used in operating activities:

Depreciation	14	8
Revaluation of marketable securities	-	4
Revaluation of convertible financial instrument	(22)	-
Share based compensation	1,185	336
Increase in other accounts receivable	(1)	(47)
Increase (decrease) in accrued expenses and other payables	(40)	11
Decrease in other liabilities	(83)	-

Net cash used in operating activities	(882)	(820)

Cash flows from investing activities

Proceeds from the sale of marketable securities	-	774
Purchase of property and equipment	-	(26)

Net cash provided by investing activities	-	748

Cash flows from financing activities

Proceeds from issuance of ordinary shares, net	800	-

Net cash provided by financing activities	800	-

Net decrease in cash and cash equivalents	(82)	(72)

Cash and cash equivalents at the beginning of the period	601	790

Cash and cash equivalents at the end of the period	519	718

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of September 30, 2022

Note 1 - General

A.	NewStem Ltd. (“the Company”) was incorporated in September 2016 under the laws of the State of Israel and commenced its business operations in July 2018.

B.	The Company is a development stage company utilizing its pioneering intellectual property related to haploid human embryonic stem cells for the development of personalized diagnostics and therapeutics for genetic and epigenetic diseases.

C.	Since inception, the Company has accumulated losses of $7,564 thousand.
The Company will need to obtain additional funds to continue its operations. Management’s plans with regard to these matters include continued development, marketing and licensing of its products, as well as seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from sales of products or financing on terms acceptable to the Company.
The company currently has agreements in place and draft agreements that will provide cash resources that should suffice for the operations of the next 12 months. If the draft agreements do not materialize to final agreements, the Company may incur difficulties to continue to operate its business and that may raise doubt about its ability to continue as a going concern. The interim financial statements do not include any adjustments that might result from the outcome of these uncertainties.

D.	Definitions

In these financial statements –

1.	The Company – NewStem Ltd.
2.	Related Party – Within its meaning in ASC 850, “Related Party Transactions”.

Note 2 - Basis of Presentation

The accompanying condensed interim balance sheet as of September 30, 2022, and the condensed interim statements of operations, changes in shareholders’ equity and cash flows for the nine-month period ended September 30, 2022 are unaudited. These unaudited condensed interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

The unaudited condensed interim financial statements contain all adjustments which, in the opinion of management, are necessary to present fairly, the financial information included therein. It is suggested that these condensed interim financial statements be read in conjunction with the audited financial statements and accompanying notes included in the Company’s report for the year ended December 31, 2021 (“the 2021 Financial Statements”). Results for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The accounting principles used in the preparation of the interim statements are consistent with those used in the preparation of the 2021 Financial Statements, except as follows:

The Company signed a development agreement with a third-party. As part of the agreement, which is not part of the Company’s ordinary activities, the Company receives reimbursement for its research and development expenses and will receive subsequent royalties from any future sales that include the Company’s developed intellectual property. The Company has implemented ASC 808 “Collaborative Arrangements” (“ASC 808”) and based on ASC 808 guidance has applied an accounting policy according to which such reimbursements are offset from its research and development expenses.

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NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of September 30, 2022

Note 3 - Related Parties

The Company engaged with its shareholders to receive consulting services and lab renting.

Transactions

	Nine-month	Nine-month
	period ended	period ended
	September 30,	September 30,
	2022	2021
	US$ thousands	US$ thousands

Research and development expenses	267	237

The Company leases a laboratory from a shareholder. The lease is for an initial three-year term expiring in June 2021. The Company extended the lease until June 2023. Each party shall be entitled to terminate the agreement within 30 days’ notice.

The lease has been classified as an operating lease and the expenses are included in the data presented above. Total lease cost associated with this lease for the nine-month period ended September 30, 2022 and 2021 was US$33 thousand and US$33 thousand, respectively.

Note 4 - Events during the period

A.	Further to what is stated in Note 8C of the 2021 Financial Statements, the service agreement with a third-party came to its end in March 2022. Accordingly, the prepaid share-based payment balance, was fully recognized as an expense in the Statement of Operations.

B.	On April 30, 2022, the Company signed a share purchase agreement with two investors for the purchase of 2,647 Ordinary Shares of the Company (par value ILS 0.01) for a total consideration of US$800 thousands. Based on the Company’s agreement with one of its other shareholders, the Company is entitled to a matching investment (“the matching investment”) which will bring the total funding to US$1,600 thousands. As of September 30, 2022, the matching investment has not yet been received.

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